Wizzard Signs Deal To Acquire FAB

Prepares Shareholder Spin-Off of Home Healthcare Business

PITTSBURGH, PA – April 10, 2012 - Wizzard Software Corporation (NYSE Amex: WZE), the world’s leading podcast network, today announced that it has signed a definitive share exchange agreement to acquire 100% of the outstanding shares of Digital Entertainment International Ltd., herein referred to as FAB, a leading licensor and distributor of copyright-protected digital media content in China.

FAB generated audited revenues of $39.1 million in 2009, $55.5 million in 2010 and $70.9 million in 2011.  Net income generated by FAB was $4.6 million in 2009, $11.5 million in 2010 and  $15.3 million in 2011.

Founded in 2003, FAB is headquartered in Beijing and offers the largest selection in mainland China of copyrighted DVD’s, Blu-ray Discs, music CD’s, video games and downloadable digital content through three distribution channels – wholesale and retail, vending kiosks, and internet stores.

“We have been looking for the right international partner to help grow and monetize our digital media distribution business and with FAB we have found a high-growth company with outstanding leadership and innovative technology products uniquely positioned in the world’s largest consumer market,” said Chris Spencer, CEO of Wizzard Media.  “FAB is in the process of leveraging its well-known and reputable retail media brand into a growing online and kiosk-based media distribution network.  The best way to describe FAB is - Best Buy meets iTunes meets Redbox.  We believe FAB has the opportunity to dominate mobile digital entertainment delivery throughout China as it currently does through its traditional wholesale and retail media distribution business.”  For more information on FAB, please click here.

The FAB Media Kiosks have served to greatly enhance consumer ease-of-purchase while reducing the appeal of pirated content, positively transforming market dynamics in China for legitimate content and facilitating licensing opportunities with traditional media publishers who desire safe access to the world’s largest, fastest-growing consumer market.  The combined company plans to aggressively expand through internal growth and domestic and international acquisitions over the next two years to build a global distribution powerhouse for mobile digital entertainment.

In return for 100% of the outstanding shares of FAB, Wizzard will issue shares equal to 49% of its outstanding shares at the time of the closing and two new seats on the Board of Directors.  Additionally, FAB has the ability to receive or earn up to 78% of the outstanding shares of Wizzard upon meeting certain corporate governance and revenue milestones over the course of two years after closing.  The current U.S.-based management of Wizzard Software will remain, including its

CEO, CFO.  Mr. Zhang, founder and controlling shareholder of FAB, will be welcomed as Chairman of the Board upon the closing of the transaction.

The transaction announced in this press release is subject to approval by Wizzard’s shareholders, the satisfaction of customary closing conditions and exchange and regulatory approvals both in the U.S. and China.

Detailed information on the transaction can be found at www.sec.gov in Wizzard’s 8K filing.

FAB:

www.wizzardsoftware.com/fab.php

www.fab123.com

About Wizzard Media:

Wizzard Media provides podcast publishers with distribution and monetization services.  Our clients include Microsoft, National Geographic, Harvard Business Review, NPR and more than 10,000 others who use Wizzard Media products to measure their podcast audience, deliver popular audio and video entertainment and monetize their content through advertising and App sales and subscriptions.  In 2011, the Wizzard Media Network received well over 1.64 billion podcast requests from approximately 50 million people worldwide through iPods, iPhones, iPads, iTunes, Blackberrys, Zunes, Androids and many other devices and destinations.  We are part of a publicly held, Pittsburgh based company with thousands of shareholders and a world-class team.  Visit us on the web at www.wizzardsoftware.com/media, email us at contact@wizzard.tv.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies and acts of terror against the United States.

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Contact:

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Art Batson
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